Exhibit 99.1

Delek Logistics Partners, LP Announces Proposed Public Offering of Common Units

BRENTWOOD, Tenn., Mar. 7, 2024 – Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) announced today that it has commenced an underwritten public offering of $120,000,000 of common units representing limited partner interests in Delek Logistics pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering will also be filed with the SEC. Delek Logistics intends to grant the underwriters a 30-day option to purchase up to an additional $13,500,000 of common units. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Delek Logistics intends to use the net proceeds from the offering (including any net proceeds from the underwriters’ exercise of their option to purchase additional common units) to repay outstanding borrowings under its revolving credit agreement.

Delek US Holdings, Inc. (“Delek Holdings”), the sponsor of Delek Logistics and owner of its general partner, has indicated an interest in purchasing up to $30,000,000 of the common units offered in the offering at the price offered to the public. Because this indication is not a binding agreement or commitment to purchase, Delek Holdings may elect not to purchase any units in the offering, or the underwriters may elect not to sell any units in the offering to Delek Holdings. In the event that Delek Holdings confirms its interest, Delek Logistics will request that the underwriters consider selling to Delek Holdings such amount of the common units offered in the offering.

Truist Securities, BofA Securities and Raymond James are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from any of the underwriters, including Truist Securities at 3333 Peachtree Road NE, 9th Floor, Atlanta, Georgia 30326, Attention Equity Capital Markets or by email at TruistSecurities.prospectus@Truist.com; BofA Securities, NC1-022-02-25 at 201 North Tryon Street, Charlotte, North Carolina 28255, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; and Raymond James at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by email at prospectus@raymondjames.com. You may also obtain these documents for free when they are available by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline, transportation, and other services for its customers in crude oil, intermediates, refined products, natural gas, storage, wholesale marketing, terminalling water disposal and recycling.

Delek Holdings (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and Private Securities Litigation Reform Act of 1995, including statements regarding the closing of the offering and the anticipated use of the net proceeds therefrom. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Delek Logistics’ control. Delek Logistics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, market risks and uncertainties, including those which might affect the offering, and the impact of any natural disasters or public health emergencies. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Delek Logistics’ filings and reports with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2023 and other reports and filings with the SEC.